                                                                      EXHIBIT 11

FOCUS ENHANCEMENTS, INC.

STATEMENT OF COMPUTATION OF LOSS PER SHARE
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
                                                                                     December 31,
                                                                      -------------------------------------------
                                                                              1999                   1998
                                                                      ---------------------  --------------------
Net loss                                                                       $(1,479,703)         $(12,787,324)
                                                                              ============          ============

Basic:
Weighted average number of common shares outstanding                            18,743,698            16,336,872
                                                                              ============          ============

Diluted:
Weighted average number of common shares outstanding                            18,743,698            16,336,872
Weighted average common equivalent shares                                               --                    --
                                                                              ------------          ------------

Weighted average number of common
Shares outstanding used to calculate per share data                             18,743,698            16,336,872
                                                                              ============          ============

Loss per share
    Basic                                                                     $       (.08)         $       (.78)
    Diluted                                                                   $       (.08)         $       (.78)
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